EXHIBIT 99.1

For Immediate Release: October 28, 2008

Occidental Petroleum Announces Third Quarter Net Income

LOS ANGELES, October 28, 2008 -- Occidental Petroleum Corporation (NYSE: OXY) announced net income of $2.271 billion ($2.78 per diluted share) for the third quarter of 2008, compared with $1.324 billion ($1.58 per diluted share) for the third quarter of 2007.

In announcing the results, Dr. Ray R. Irani, Chairman and Chief Executive Officer, said, "Our production grew by 3 percent for the third quarter and 5.5 percent for the first nine months compared to last year. As we look forward, we believe our disciplined approach to fiscal management has positioned the company to continue to succeed in the current economic climate."

QUARTERLY RESULTS

Oil and Gas

Oil and gas segment earnings were $3.618 billion for the third quarter of 2008, compared with $1.955 billion for the same period in 2007. The $1.7 billion increase in the third quarter 2008 segment earnings reflected $1.8 billion of increases from higher crude oil and natural gas prices, higher oil and gas production and lower exploration expense, partially offset by increased DD&A rates and higher operating expenses.

For the third quarter of 2008, daily oil and gas production averaged 588,000 barrels of oil equivalent (BOE), compared with 570,000 BOE per day produced in the third quarter of 2007. The bulk of the production increase was the result of 31,000 BOE per day higher production from the Dolphin project, which began production in the third quarter of 2007, partially offset by 5,000 BOE per day lower production resulting from Hurricane Ike and 13,000 BOE per day lower production in Libya as a result of the new contract that became effective in the third quarter of 2008.

Oxy's realized price for worldwide crude oil was $104.15 per barrel for the third quarter of 2008, compared with $67.81 per barrel for the third quarter of 2007. Domestic realized gas prices increased from $5.90 per MCF in the third quarter of 2007 to $9.35 per MCF for the third quarter of 2008.

Chemicals

Chemical segment earnings for the third quarter of 2008 were $219 million, compared with $212 million for the same period in 2007. The third quarter of 2008 results reflect higher caustic soda margins, partially offset by lower volumes and margins for chlorine and polyvinyl chloride.

Midstream, Marketing and Other

Midstream segment earnings were $66 million for the third quarter of 2008, compared with $86 million for the third quarter of 2007. The third quarter of 2008 reflects lower margins in crude oil marketing, partially offset by higher pipeline income from Dolphin, which came on line in the second half of 2007, and higher margins in gas processing and power generation.

NINE MONTHS RESULTS

Net income for the nine months of 2008 was $6.414 billion ($7.79 per diluted share), compared with $3.948 billion ($4.69 per diluted share) for the nine months of 2007.

Core results were $6.391 billion ($7.76 per diluted share) for the nine months of 2008, compared with $2.941 billion ($3.50 per diluted share) for the nine months of 2007. See the attached schedule for a reconciliation of net income to core results.

Oil and Gas

Oil and gas segment earnings were $10.312 billion for the nine months of 2008, compared with $5.496 billion for the same period of 2007. Oil and gas core results were $4.908 billion for the nine months of 2007 after excluding a $412 million gain from the sale of Occidental's Russian joint venture interests, a $35 million gain from the sale of other oil and gas interests, $112 million income from the resolution of certain legal disputes and a $29 million gain from the sale of exploration properties, net of impairments. The $5.4 billion increase in the 2008 core results from $4.9 billion in 2007 reflected $5.5 billion from higher crude oil and natural gas prices, increased oil and gas production and lower exploration expense, partially offset by higher operating expenses and increased DD&A rates.

Daily oil and gas production for the first nine months was 594,000 BOE per day for 2008, compared with 563,000 BOE per day for the same 2007 period. The 5.5 percent increase was largely the result of 44,000 BOE per day higher production from the Dolphin project, partially offset by 5,000 BOE per day lower production in Libya resulting from the new contract.

Oxy's realized price for worldwide crude oil was $100.39 per barrel for the nine months of 2008, compared with $59.47 per barrel for the nine months of 2007. Domestic realized gas prices increased from $6.45 per MCF in the nine months of 2007 to $9.18 per MCF in the nine months of 2008.

Chemicals

Chemical segment earnings were $542 million for the nine months of 2008, compared with $507 million for the nine months of 2007. The 2008 results reflect higher margins for caustic soda, partially offset by lower volumes and margins for chlorine and polyvinyl chloride.

Midstream, Marketing and Other

Midstream segment earnings were $350 million for the nine months of 2008, compared with $229 million for the same period in 2007. The improvement in 2008 reflected higher pipeline income from the Dolphin Pipeline and higher margins in gas processing and power generation, partially offset by lower margins in crude oil marketing.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; operational interruptions; changes in tax rates and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

-0-

Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

For further analysis of Occidental's quarterly performance, please visit the web site: www.oxy.com

SUMMARY OF SEGMENT NET SALES AND EARNINGS

(Millions, except	Third Quarter		Nine Months
per-share amounts)	2008	2007	2008	2007
SEGMENT NET SALES
Oil and Gas	$5,422	$3,401	$15,441	$9,182
Chemical	1,454	1,241	4,107	3,530
Midstream, Marketing and Other	381	337	1,204	975
Eliminations	(197)	(138)	(556)	(420)
Net sales	$7,060	$4,841	$20,196	$13,267
SEGMENT EARNINGS
Oil and Gas (a)	$3,618	$1,955	$10,312	$5,496
Chemical	219	212	542	507
Midstream, Marketing and Other	66	86	350	229
	3,903	2,253	11,204	6,232
Unallocated Corporate Items
Interest expense, net (b)	(3)	(11)	(10)	(186)
Income taxes	(1,546)	(862)	(4,511)	(2,450)
Other (c)	(82)	(64)	(292)	34

Income from Continuing Operations	2,272	1,316	6,391	3,630
Discontinued operations, net (d)	(1)	8	23	318
NET INCOME	$2,271	$1,324	$6,414	$3,948
BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$2.79	$1.58	$7.79	$4.34
Discontinued operations, net (d)	—	0.01	0.03	0.38
	$2.79	$1.59	$7.82	$4.72
DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$2.78	$1.57	$7.76	$4.31
Discontinued operations, net (d)	—	0.01	0.03	0.38
	$2.78	$1.58	$7.79	$4.69
AVERAGE COMMON SHARES OUTSTANDING
BASIC	815.3	833.1	820.1	837.0
DILUTED	817.7	837.0	823.8	840.9

See footnotes on following page.

(a)

Oil and Gas - The third quarter of 2007 includes a $103 million pre-tax gain from the sale of exploration properties, partially offset by a $74 million pre-tax charge for exploration impairments. The nine months of 2007 also includes an after-tax gain of $412 million from the sale of Occidental's Russian joint venture interests, a $112 million after-tax gain resulting from the resolution of certain legal disputes and a $35 million pre-tax gain from the sale of oil and gas interest.

(b)

Interest Expense, net - The first nine months of 2007 includes $167 million of pre-tax interest charges for the purchase of various debt issues in the open market. The net interest expense of $10 million for the first nine months of 2008 included interest expense of $94 million offset by $84 million of interest income. The net interest expense of $186 million for the first nine months of 2007 included interest expense of $297 million offset by $111 million of interest income.

(c)

Unallocated Corporate Items - Other - Includes a $42 million pre-tax gain from the sale of Lyondell shares for the third quarter of 2007 and an additional $284 million pre-tax gain in the first nine months of 2007. The first nine months of 2007 also includes a $47 million pre-tax charge for a plant closure and related environmental remediation reserve.

(d)

Discontinued Operations, net - In the first nine months of 2008, Occidental received payment from Ecuador for tax refunds. In 2007, Occidental completed an exchange of oil and gas interests in Horn Mountain with BP p.l.c. (BP) for oil and gas interests in the Permian Basin and a gas processing plant in Texas. Occidental also sold its oil and gas interests in Pakistan to BP.

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	Third Quarter		Nine Months
($ millions)	2008	2007	2008	2007
CAPITAL EXPENDITURES	$1,239	$880	$3,223	$2,510
DEPRECIATION, DEPLETION AND
AMORTIZATION OF ASSETS	$683	$602	$1,957	$1,740

SUMMARY OF OPERATING STATISTICS

	Third Quarter		Nine Months
	2008	2007	2008	2007
NET OIL, GAS AND LIQUIDS
PRODUCTION PER DAY
United States
Crude Oil and Liquids (MBBL)
California	87	90	86	89
Permian	166	171	168	167
Midcontinent and Rockies	8	4	6	3
Total	261	265	260	259
Natural Gas (MMCF)
California	236	264	239	254
Permian	169	182	179	189
Midcontinent and Rockies	165	158	166	154
Total	570	604	584	597
Latin America
Crude Oil (MBBL)
Argentina	38	31	32	33
Colombia	43	42	43	43
Total	81	73	75	76
Natural Gas (MMCF)
Argentina	24	22	19	24
Bolivia	21	18	21	17
Total	45	40	40	41
Middle East/North Africa
Crude Oil and Liquids (MBBL)
Oman	23	18	21	20
Dolphin	18	3	20	1
Qatar	49	46	47	46
Yemen	20	22	22	26
Libya	7	20	17	22
Total	117	109	127	115
Natural Gas (MMCF)
Oman	25	34	24	31
Dolphin	165	69	176	23
Total	190	103	200	54
Barrels of Oil Equivalent (MBOE)
Subtotal consolidated subsidiaries	593	572	599	566
Colombia-minority interest	(7)	(4)	(7)	(5)
Yemen-Occidental net interest	2	2	2	2
Total Worldwide Production - MBOE	588	570	594	563

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental's results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called "core results," which excludes those items. This non-GAAP measure is not meant to disassociate those items from management's performance, but rather is meant to provide useful information to investors interested in comparing Occidental's earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Core results is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

	Third Quarter
($ millions, except		Diluted		Diluted
per-share amounts)	2008	EPS	2007	EPS
TOTAL REPORTED EARNINGS	$2,271	$2.78	$1,324	$1.58
Oil and Gas
Segment Earnings	$3,618		$1,955
Less:
Gain on sale of oil & gas interests	—		12
Sale of exploration properties	—		103
Exploration impairments	—		(74)
Segment Core Results	3,618		1,914
Chemicals
Segment Earnings	219		212
Less:
No significant items affecting earnings	—		—
Segment Core Results	219		212
Midstream, Marketing and Other
Segment Earnings	66		86
Less:
No significant items affecting earnings	—		—
Segment Core Results	66		86
Total Segment Core Results	3,903		2,212
Corporate
Corporate Results — Non Segment*	(1,632)		(929)
Less:
Gain on sale of Lyondell shares	—		42
Tax effect of pre-tax adjustments	—		23
Discontinued operations, net**	(1)		8
Corporate Core Results — Non Segment	(1,631)		(1,002)
TOTAL CORE RESULTS	$2,272	$2.78	$1,210	$1.45

*	Interest expense, income taxes, G&A expense and other, and non-core items.
**	Amounts shown after tax.

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Nine Months
($ millions, except		Diluted		Diluted
per-share amounts)	2008	EPS	2007	EPS
TOTAL REPORTED EARNINGS	$6,414	$7.79	$3,948	$4.69
Oil and Gas
Segment Earnings	$10,312		$5,496
Less:
Gain on sale of oil & gas interests	—		35
Russia joint venture**	—		412
Legal settlements**	—		112
Sale of exploration properties	—		103
Exploration impairments	—		(74)
Segment Core Results	10,312		4,908
Chemicals
Segment Earnings	542		507
Less:
No significant items affecting earnings	—		—
Segment Core Results	542		507
Midstream, Marketing and Other
Segment Earnings	350		229
Less:
No significant items affecting earnings	—		—
Segment Core Results	350		229
Total Segment Core Results	11,204		5,644
Corporate
Corporate Results — Non Segment*	(4,790)		(2,284)
Less:
Debt purchase expense	—		(167)
Facility closure	—		(47)
Gain on sale of Lyondell shares	—		326
Tax effect of pre-tax adjustments	—		(11)
Discontinued operations, net**	23		318
Corporate Core Results — Non Segment	(4,813)		(2,703)
TOTAL CORE RESULTS	$6,391	$7.76	$2,941	$3.50

*	Interest expense, income taxes, G&A expense and other, and non-core items.
**	Amounts shown after tax.